EXHIBIT 99.2

CYPRESS PRICES $500 MILLION 1.00% CONVERTIBLE

SENIOR NOTES

SAN JOSE, CA, MARCH 7, 2007 — Cypress Semiconductor Corporation (NYSE: CY) today announced that it has priced $500 million of 1.00% convertible senior notes due September 15, 2009. The sale is expected to close on March 13, 2007.

The notes will initially be convertible, subject to certain conditions, into cash up to the lesser of the principal amount of the notes or the conversion value. If the conversion value of the notes is greater than $1,000, then the excess conversion value will be convertible into cash, common stock or a combination of cash and common stock, at Cypress’s election. The initial effective conversion price of the notes is approximately $23.90 per share, which represents a premium of 26.5% to the closing price of Cypress’s common stock on March 7, 2007.

Cypress intends to use the net proceeds of this offering both to repurchase its common stock through an accelerated share repurchase transaction to be entered into with an affiliate of one of the initial purchasers and to pay the net costs of convertible note hedge and warrant transactions to be entered into with certain affiliates of the initial purchasers of the notes concurrently with the offering of the notes. The repurchases of the shares of common stock by Cypress are conditioned upon the closing of the offering of the notes.

If the initial purchasers exercise their overallotment option, Cypress will use the net proceeds from the sale of the additional notes to increase the size of the convertible note hedge and warrant transactions and to increase the size of the accelerated stock repurchase transaction.

The initial purchasers and/or their affiliates that will be parties to the convertible note hedge transaction, the warrant transaction and the accelerated stock repurchase transaction have advised Cypress that, in connection with establishing their initial hedges of these transactions, they expect to enter into various derivative and/or common stock purchase transactions in secondary market transactions prior to, concurrently with or shortly after the pricing of the notes. Those initial purchasers and/or their affiliates that will be parties to these transactions are likely to modify these hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions prior to the maturity of the notes. In addition, during the term of the accelerated stock repurchase transaction, which is expected to last approximately three months, an affiliate of one of the initial purchasers that will be a party to these transactions will purchase shares of our common stock in connection with the accelerated stock repurchase transaction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Act. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Cypress will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of the proceeds of the offering.